Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 7, 2021 (except for Note 15, as to which the date is July 12, 2021), in the Registration Statement (Form S-1) and related Prospectus of CS Disco, Inc. for the registration of 5,500,000 shares of its common stock.

/s/ Ernst & Young LLP

Austin, Texas

September 13, 2021